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                    UNITED STATES                            OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION            -------------------------
               Washington, D.C. 20549                    OMB Number: 3235-0058
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                    FORM 12b-25                        Expires:   April 30, 2009
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            NOTIFICATION OF LATE FILING                Estimated average burden
                                                       hours per response...2.50
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                                                            SEC FILE NUMBER
                                                                1-33386
                                                              CUSIP NUMBER
                                                              68681D-10-2
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(Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
             [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

For Period Ended:   December 31, 2008
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herin.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Organic Sales and Marketing, Inc.
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Full Name of Registrant

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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

114 Broadway, Raynham, MA 02767
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City, State and Zip Code

                                    PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, on Form 10-Q, will be filed on or before the 15th calendar day following the prescribed due date;
[X] or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail why Form 10-Q could not be filed within the prescribed time period. Auditors have not completed their review of document.

The auditors have not completed their review of Form 10-Q as prepared by Registrant. Principal auditor is out of the country.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Mark J. McEvoy, CFO                    508              823-1117
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                 (Name)                       (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

      Yes [X] No [ ]

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes [ ] No [X]

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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

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                        ORGANIC SALES AND MARKETING, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2009       By Mark J. McEvoy, CFO
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                               Mark J. McEvoy
                               Chief Financial Officer